Pricing Supplement Dated May 11, 1999             Rule 424(b)(3)
(To Prospectus dated October 19, 1995 and      File No. 33-61957
Prospectus Supplement dated April 2, 1998)

THE BANK OF NEW YORK COMPANY, INC.

Senior Medium-Term Notes Series B
(U.S. $ Floating Rate)
_________________________________________________________________

Trade Date: May 11, 1999        Original Issue Date: May 13, 1999
Principal Amount: $100,000,000  Net Proceeds to Issuer: $100,000,000
Issue Price: 100%               Agent's Capacity:
Selling Agent's                 x Principal Basis      Agency Basis
Commission/Discount: 0.00%
Interest Rate: Prime minus      Interest Payment Dates: Quarterly on a
  285 basis points reset         daily weighted average, on August 13,
  daily with 1 day look back     November 15, February 14, 2000 and
Maturity Date: May 15, 2000      May 15, 2000.
__________________________________________________________________
Form:      x   Book Entry
               Certificated

Redemption:
          x     The Notes cannot be redeemed prior to maturity
                The Notes may be redeemed prior to maturity

     Initial Redemption Date: N/A

     Initial Redemption Percentage: N/A

     Annual Redemption Percentage Reduction: N/A

Repayment:

         x     The Notes cannot be repaid prior to maturity
               The Notes can be repaid prior to maturity at the option of the holder of the Notes

     Optional Repayment Date:  N/A

     Optional Repayment Price:  N/A

Discount Note:      Yes     x   No

The covenant defeasance provisions of the Indenture described under "Description of Debt Securities -- Defeasance and Covenant Defeasance" in the Prospectus will apply to the Notes. The Notes described herein are being purchased by Salomon Smith Barney
(the "Agent"), as principal, on the terms and conditions described in the Prospectus Supplement under the caption "Plan of Distribution." The Notes will be sold to the public at varying prices relating to prevailing market prices at the time of resale as determined by the Agent. The net proceeds to the Company will be $100,000,000.

                       Salomon Smith Barney